UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

(Name of Registrant as Specified In Its Charter)

(Name of the person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
DATED APRIL 2, 2021

LETTER FROM OUR CEO
Dear Fellow Stockholders:
Thank you for your investment in TransAct. It is my privilege to serve in stewardship of the long-term interests of our stockholders as chief executive officer of TransAct. This past year was the most difficult in my role as CEO as a pandemic spread across the globe.  While we were so excited about the future of our BOHA! product line, customer after customer shut down or witnessed a significant drop to their business.  I have worked in the casino industry for over two decades and never saw a casino close.  They did around the world.  Very difficult decisions had to be made including our challenge to keep the development of BOHA! going while the business environment around the world was difficult at best to forecast.  I am so proud of our employees that helped us work through this most difficult time and I am so thankful for our stockholders that supported us along the way.
We made significant strides in 2020 despite the serious headwinds we faced.  We began the development of our new BOHA! Restaurant Operations Platform (“ROP”) hardware and technology which sets us in a very strong position in enterprise sales for the restaurant industry.  We added a new relationship with Apple to help us address the large restaurant opportunity in the US and as I write we have expanded that relationship to the rest of the world.  The future is as bright as ever for TransAct and we are a stronger management team having persevered the global pandemic.
Our Board and management team have been engaged in dialogue with our stockholders concerning corporate strategy, business objectives and environmental, social and governance (“ESG”) priorities of the Company. As our 2021 Annual Meeting approaches, we would like to share our reflections on how the Board and management worked together to represent your interests in 2020.
The Board is committed to its role as your fiduciaries, and we believe that our directors’ diverse skills and backgrounds represent the expertise required for effective oversight of TransAct’s business. The Board members, who have significant leadership and operational experience relevant to our business, oversaw the management team deliver outstanding financial results in fiscal year 2020 despite the unprecedented challenges posed by the COVID-19 pandemic.

After establishing ourselves as a global leader in software-driven technology and printing solutions for convenience stores and food service providers, we moved into the restaurant industry with our BOHA! ROP in 2020. Although this is an outstanding business opportunity for TransAct to address the needs of an extremely large market, the COVID-19 pandemic impacted this market especially hard in 2020. So it is a testament to the execution and operational excellence of the TransAct team that we still managed to accomplish a transformative collaboration with Apple that would allow the BOHA! apps to be downloaded and installed through the Apple Business App Store, allowing our software to be accessible through iPads, which provides a comprehensive digital and hardware solution for restaurant operators.

For the fiscal year 2020, overcoming the difficulties posed by the pandemic, we are proud to have finished the year with 5,688 paid terminals installed in the market – a growth of over 100% year-over-year. Although the impact of closures and limited reopenings of convenience stores and restaurants imposed an extraordinary pressure on the industry in 2020, I am proud to mention that our food service technology recurring revenue grew 96% year-over-year.

We are especially proud of the fact that we achieved this level of business excellence in a challenging year by making the right decisions with corporate responsibility, governance, integrity, and ethics to protect and enhance the interests of our stakeholders and their communities. Further, in demonstration of our responsiveness to our stockholders, we are seeking stockholder input through an advisory vote this year on whether the Board should move forward with initiating a declassification of the Board.
Through our continued focus on strategy execution and corporate responsibility, we are committed to driving all of our collective efforts to create value for our stockholders. On behalf of TransAct’s Board and management team, thank you for your support.
Best regards,

Bart C. Shuldman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2021

To the Stockholders of TransAct Technologies Incorporated:
Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of TransAct Technologies Incorporated (the “Company”), a Delaware corporation, will be held on Tuesday, May 25, 2021 at 10:00 a.m. Eastern Time.  This year, we are holding the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/TACT2021.  Due to the public health and safety concerns arising from the COVID-19 pandemic, and to comply with governmental orders restricting travel and in-person gatherings, we determined that a virtual meeting is in the best interests of our stockholders and employees.  As a result, you will not be able to attend the Annual Meeting at a physical location.  To vote or ask questions at the Annual Meeting, you must retain your 16-digit control number.  Please carefully review the Proxy Statement for further instructions on how to access the Annual Meeting.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

(1)	To elect two directors to each serve a three-year term until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
(2)	To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for 2021;
(3)	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
(4)	To recommend to the Board of Directors of the Company, on a non-binding, advisory basis, whether to initiate action to declassify the Board of Directors of the Company; and
(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on March 29, 2021 are entitled to notice of and to vote at the Annual Meeting.
Your vote is important.  As always, but especially now given the uncertainties posed by the COVID-19 pandemic, we encourage you to submit your proxy as soon as possible and prior to the Annual Meeting via the Internet or by telephone even if you plan to participate in the Annual Meeting.  If you receive a paper copy of the proxy card by mail, you may also complete, sign, date and return the proxy card promptly in the accompanying postage-prepaid envelope.  Submitting your proxy will ensure that your shares are represented at the Annual Meeting, regardless of whether you attend the Annual Meeting, and will not prevent you from voting at the Annual Meeting.  You may revoke your proxy at any time before it is exercised at the Annual Meeting by delivering to the Company a later-dated proxy card, delivering a written notice of revocation to the Company, submitting a later proxy via Internet or telephone, or voting during the Annual Meeting.
Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on May 25, 2021: The Proxy Statement for the Annual Meeting, the TransAct Technologies Incorporated 2020 Annual Report and the means to vote by Internet are available at www.proxyvote.com.  This Proxy Statement and the TransAct Technologies Incorporated 2020 Annual Report are also available at www.transact-tech.com.

By Order of the Board of Directors,

STEVEN A. DEMARTINO Secretary
Hamden, Connecticut
April 12, 2021

TRANSACT TECHNOLOGIES INCORPORATED
One Hamden Center
2319 Whitney Avenue
Suite 3B
Hamden, CT 06518

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

On or about April 12, 2021, a Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to stockholders in connection with a solicitation of proxies by the Board of Directors (the “Board”) of TransAct Technologies Incorporated (“TransAct” the “Company,” “we,” “us,” or “our”) for use at the 2021 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 25, 2021, beginning at 10:00 a.m. Eastern Time, and at any adjournment, postponement, rescheduling or continuation of the Annual Meeting.  We are furnishing our proxy materials to stockholders primarily electronically, and the Notice informs stockholders that this Proxy Statement, the 2020 Annual Report and voting instructions are available online at www.proxyvote.com.  As more fully described in the Notice, stockholders also may request paper copies of the proxy materials.
This year, we are holding the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/TACT2021 due to the ongoing COVID-19 pandemic.  Stockholders of record and beneficial owners as of the close of business on March 29, 2021 (the “Record Date”) may attend the meeting virtually and vote their shares during the Annual Meeting at www.virtualshareholdermeeting.com/TACT2021.  Stockholders will have the same opportunities to participate as they would at an in-person meeting, with the opportunity to vote and submit questions during the Annual Meeting using the directions on the Annual Meeting website.  To vote or ask questions during the Annual Meeting, you must login to www.virtualshareholdermeeting.com/TACT2021 using the 16-digit control number, which can be found on your Notice of Internet Availability, proxy card or voting instruction form.  To be able to vote and submit questions during the Annual Meeting, you must retain your control number.
If you are the beneficial owner of shares are registered in the name of a broker, bank or other nominee, you may need to obtain the information required to be able to vote and ask questions during the Annual Meeting from your broker, bank or other nominee. Beneficial owners with questions regarding attendance at, participation in or voting during the Annual Meeting should contact the broker, bank or other nominee in whose name the shares are registered.
Those without a control number may attend the Annual Meeting as guests, but will not have the option to vote or to ask questions during the Annual Meeting.  Please carefully review the section below titled “Attending the Annual Meeting” for further instructions on how to access the live webcast.  If you encounter any difficulties accessing the virtual meeting during registration or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting login page. Technical support will be available during the Annual Meeting and for the 15 minutes before the start of the Annual Meeting.
Your vote is important.  As always, but especially now given the uncertainties posed by the COVID-19 pandemic, we encourage you to submit your proxy as soon as possible and prior to the Annual Meeting via the Internet or by telephone even if you plan to participate in the Annual Meeting.  If you receive a paper copy of the proxy card by mail, you may also mark, sign, date and return the proxy card promptly in the accompanying postage-prepaid envelope.  Submitting your proxy now will ensure that your shares are represented at the Annual Meeting, regardless of whether you attend the Annual Meeting, and will not impact your ability to vote at the Annual Meeting.  You may revoke your proxy at any time before it is exercised at the Annual Meeting by delivering to the Company a later-dated proxy card, delivering a written notice of revocation to the Company, submitting a later proxy via Internet or telephone, or voting during the Annual Meeting.
Voting Rights and Eligibility
Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  Each holder of common stock is entitled to cast one vote for each share of common stock held on the Record Date.  There were 8,965,541 shares of common stock issued and outstanding and entitled to vote at the close of business on the Record Date.
Quorum
Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present or represented by proxy at the Annual Meeting, will constitute a quorum to transact business at the Annual Meeting.  Abstentions and broker non-votes are counted towards a quorum.

If a quorum is not present or represented by proxy at the Annual Meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) provide that the chairman of the Annual Meeting, or the stockholders entitled to vote at the Annual Meeting, present at the Meeting or represented by proxy, is authorized to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.  At an adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Annual Meeting.
Broker Non-Votes

Brokers, banks or other nominees are not permitted to vote your shares with respect to proposals that are deemed “non-routine” without instructions from you because such holders do not have discretionary voting power on “non-routine” proposals.  Accordingly, a broker non-vote occurs when a broker, bank or other nominee holds shares for a beneficial owner, but is not empowered to vote on a particular proposal because the proposal is considered “non-routine” and the beneficial owner has not provided voting instructions on that proposal.  The election of directors, the non-binding, advisory vote on the compensation of our named executive officers and the non-binding, advisory proposal regarding whether to recommend that the Board initiate action to declassify the Board are deemed to be “non-routine” matters.  As a result, if your shares are held in the name of a broker, bank or other nominee and you do not instruct the broker, bank or other nominee how to vote with respect any such proposal, your shares will not be counted as having been voted on those matters.  However, the ratification of our independent registered public accounting firm is considered a “routine” matter.  Therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions from you.
Voting Your Shares

You may vote “For” or “Withhold” with respect to the election of each of the director nominees.  For the ratification of our independent registered public accounting firm, the non-binding, advisory vote on executive compensation and the non-binding, advisory proposal regarding whether to recommend that the Board initiate action to declassify the Board, you may vote “For” or “Against” or “Abstain” from voting.
Stockholders of Record
If you hold shares in your name as a holder of record, you are considered the “stockholder of record” with respect to those shares.  If you are a stockholder of record with shares registered in your name, you may vote by one of the following methods:
•
During the Annual Meeting – To vote during the Annual Meeting, you must visit the virtual meeting website at www.virtualshareholdermeeting.com/TACT2021, log in using your 16-digit control number and follow the voting instructions on the website.

•
Via the Internet – To submit your proxy by Internet, go to www.proxyvote.com and follow the instructions on the secure website.  The deadline for proxy submission via the Internet is 11:59 p.m. Eastern Time on May 24, 2021.

•	By Telephone – To submit your proxy by telephone, call 1-800-690-6903 and follow the instructions. The deadline for proxy submission by telephone is 11:59 p.m. Eastern Time on May 24, 2021.
•
By Mail – To submit your proxy by mail, complete, sign and date your proxy card and mail it in the pre-addressed postage-paid envelope that accompanies the proxy card.  Proxy cards submitted by mail must be received prior to the Annual Meeting in order for your shares to be voted.

If your shares are held in more than one account, you will receive more than one proxy card.  In that case, you are urged to vote all of your shares by signing, dating and returning all proxy cards you receive from the Company in the postage-paid envelope provided.  If you submit your proxy via the Internet by visiting www.proxyvote.com, please do so once for each proxy card you receive to ensure that all of your shares are voted.
Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” In that case, you may receive a separate voting instruction form, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to provide voting instructions electronically via the Internet.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined by the broker, bank or other holder of record.  In the event you are considered the “beneficial owner” of shares held in “street name” and you wish to vote during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other holder of record.  Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.  For instructions on how to vote during the Annual Meeting, see below under “Attending the Annual Meeting.”

Failure to Specify Voting Instructions; Board Recommendation
All validly submitted proxies will be voted in accordance with the instructions they contain, unless timely and properly revoked.  If you return a signed and dated proxy card but do not specify your voting instructions with respect to a particular proposal, your shares will be voted in accordance with the recommendations of our Board.  The Board recommends that you vote:
•
Proposal 1 – FOR the election of John M. Dillon and Randall S. Friedman to each serve a three-year term until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Proposal 2 – FOR the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for 2021;
•	Proposal 3 – FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

The Board makes no recommendation with respect to Proposal 4, the non-binding, advisory proposal regarding whether to recommend that the Board initiate action to declassify the Board.  Accordingly, if you return a signed and dated proxy card but do not specify your voting instructions with respect to Proposal 4, the appointed proxies will abstain from voting your shares on Proposal 4.

A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters, which, although not described in this Proxy Statement, are properly presented for action at the Annual Meeting.  As of the date of this Proxy Statement, the Board is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement.  Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy card the authority to vote in respect of any such other matter in their discretion.
Required Vote
Directors are elected by a plurality of the votes cast at the Annual Meeting.
The affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.  Abstentions, in effect, count as negative votes because they are shares present in person or represented by proxy that are entitled to vote and not voted in the affirmative, but brokers, banks and other nominees will have discretion to vote on the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year 2021.
The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers and the non-binding, advisory proposal regarding whether to recommend that the Board initiate action to declassify the Board each require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.  For such proposals, abstentions in effect count as negative votes, because they are shares present or represented by proxy at the Annual Meeting that are entitled to vote and are not voted in the affirmative.  Broker non-votes are not counted as part of the vote total (because they are not “entitled to vote” on such proposals) and have no effect on the outcome of the voting with respect to those proposals.  The vote for the approval of the compensation of our named executive officers and the vote on whether to recommend that the Board initiate action to declassify the Board are on an advisory basis and are therefore non-binding.
Revocation of Proxies

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy card bearing a later date, or (iii) voting at the Annual Meeting.  All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company as follows: TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  A later-dated proxy card or written revocation must be received before the Annual Meeting by the Secretary of the Company.  A stockholder may also revoke a proxy by submitting a new proxy via the Internet at www.proxyvote.com or by phone at 1-800-690-6903 no later than 11:59 P.M. Eastern Time on May 24, 2021.  Attendance at the Annual Meeting does not, without further action, revoke the appointment of a proxy; however, you may revoke a previously submitted proxy by voting virtually at the Annual Meeting before your proxy is exercised.  The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/TACT2021; to vote during the Annual Meeting, you will need to log in with the 16-digit control number located on your Notice of Internet Availability, proxy card or voting instruction form.  A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company’s Secretary or other person responsible for tabulating votes on behalf of the Company.

Solicitation of Proxies
This proxy solicitation is being made by the Board.  The cost of the solicitation will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile, email, or other electronic means by officers, directors and employees of the Company.  We will not specially compensate those persons for such solicitation activities.  Although we do not expect to do so, we may retain a proxy-soliciting firm to assist us in soliciting proxies.  If so, we would pay the proxy soliciting firm a fee and reimburse it for certain out-of-pocket expenses.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such persons for their reasonable expenses incurred in forwarding the materials.
Attending the Annual Meeting

You are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the March 29, 2021 record date, or if you hold a legal proxy for the meeting provided by your bank, broker or other nominee.  Due to the public health and safety concerns arising from the COVID-19 pandemic, and to comply with the governmental orders restricting travel and in-person gatherings, we determined that a virtual Annual Meeting is in the best interests of our stockholders and employees.  As a result, you will not be able to attend the Annual Meeting in person at a physical location this year.
TO ENSURE THAT YOU ARE ABLE TO VOTE AND ASK QUESTIONS DURING THE ANNUAL MEETING, YOU MUST RETAIN YOUR 16-DIGIT CONTROL NUMBER.

The Annual Meeting will be held on May 25, 2021 at 10:00 a.m. Eastern Time via live webcast.  You can access the Annual Meeting online at www.virtualshareholdermeeting.com/TACT2021.  We encourage you to access the meeting prior to the start time and to leave ample time to log in.  To be able to vote at and ask questions during the Annual Meeting, you will need to enter your 16-digit control number, which is located on your Notice of Internet Availability, proxy card or voting instruction form.
Multiple Copies of Annual Report and Proxy Statement

When more than one holder of Company common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those stockholders.  Similarly, brokers and other intermediaries holding shares of Company common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.
We will deliver promptly, upon written or oral request, a separate copy of the 2020 Annual Report and this Proxy Statement to any stockholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered.  You may make such a request in writing to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary or by calling (203) 859-6800.  This Proxy Statement and the 2020 Annual Report are available at www.proxyvote.com.
You may also contact us at the address or telephone number above if you are a stockholder of record of the Company and you wish to receive a separate annual report or proxy statement, as applicable, in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future.  If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.
Smaller Reporting Company—Scaled Disclosure
Pursuant to Item 10(f) of Regulation S K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with certain scaled disclosure requirements applicable to “smaller reporting companies” with respect to certain portions of the executive compensation disclosure in this Proxy Statement. Accordingly, we are providing disclosure regarding the compensation of three named executive officers, rather than five, are disclosing the compensation of these officers for the last two fiscal years, rather than three, and have omitted compensation committee interlocks disclosure and certain compensation tables that are not required to be included in proxy statements of smaller reporting companies.  However, we have elected to voluntarily provide Compensation Discussion and Analysis disclosure, and a Compensation Committee Report, in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of March 29, 2021 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s common stock; (ii) each director or nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group.  Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person’s name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class (9)
More than 5% Stockholders:
Grand Slam Asset Management, LLC, Grand Slam Capital Master Fund, Ltd. and Mitchell Sacks (1)	543,139	6.06%
Harbert Discovery Fund, LP (2)	495,832	5.53%

Directors, Executive Officers and Director Nominees:
Bart C. Shuldman (3)	556,384	5.90%
Steven A. DeMartino (4)	283,896	3.09%
John M. Dillon (5)	95,450	1.06%
Thomas R. Schwarz (6)	91,309	1.01%
Andrew J. Hoffman (7)	44,166	*
Haydee Ortiz Olinger	7,310	*
Emanuel P. N. Hilario	2,175	*
Randall S. Friedman	-	*
All current directors and executive officers as a group (13 persons) (8)	1,183,357	11.99%
__________
*	Less than 1% of the outstanding common stock.

(1)
The information listed in the table and this footnote is based solely on the Schedule 13D/A filed on May 20, 2019 by Grand Slam Asset Management, LLC (“Grand Slam Asset Management”), Grand Slam Capital Master Fund, Ltd. (“Grand Slam Capital Master Fund”) and Mitchell Sacks reporting the beneficial ownership of the reporting persons on such date.  Grand Slam Asset Management is the investment manager of, and may be deemed to indirectly beneficially own securities owned by, Grand Slam Capital Master Fund.  Grand Slam Asset Management is an advisor for certain separate managed accounts (collectively, the “Managed Accounts”) and may be deemed to indirectly beneficially own securities owned by the Managed Accounts.  Mr. Sacks is the managing member of, and may be deemed to beneficially own, securities beneficially owned by, Grand Slam Asset Management.  Grand Slam Capital Master Fund, the Managed Accounts and Mr. Sacks (and Mr. Sacks’ spouse) are the record and direct beneficial owner of the securities covered by the Schedule 13D/A.  The Schedule 13D/A reports that Mitchell Sacks has sole voting and dispositive power over 3,900 shares and shares with Grand Slam Asset Management, LLC voting and dispositive power over 539,239 shares, which includes the 436,939 shares owned by Grand Slam Capital Master Fund.  The address of the reporting persons as reported in the Schedule 13D/A is 2160 North Central Road, Suite 306, Fort Lee, NJ 07024.

(2)
 The information listed in the table and this footnote is based solely on the Schedule 13D/A filed on August 4, 2020 by Harbert Discovery Fund, LP (the “Fund”), Harbert Discovery Fund GP, LLC (the “Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMA”), Jack Bryant, Kenan Lucas and Raymond Harbert with respect to the beneficial ownership of the reporting persons as of July 31, 2020.  The Fund, the Fund GP, HFA, HMA and Messrs. Bryant, Lucas and Harbert share voting and dispositive power over 495,832 shares that are directly owned by the Fund. Mr. Lucas is the Managing Director and Portfolio Manager of the Fund GP, which serves as the general partner of the Fund. Mr. Bryant is a Senior Adviser to the Fund and a Vice President and Senior Managing Director of HMC. Mr. Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services.  Each of the Fund GP, HFA, HMA and Messrs. Bryant, Lucas and Harbert disclaims beneficial ownership of the reported shares except to the extent of its or his pecuniary interest therein.  The address of each of the reporting persons as reported in the Schedule 13D/A is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(3)
Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother.  Includes 463,025 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan and 4,050 restricted stock units (“RSUs”) that will convert into shares of common stock within 60 days of March 29, 2021 granted under the Company’s 2014 Equity Incentive Plan.

(4)
Includes 210,225 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan and 1,275 RSUs that will convert to shares of common stock within 60 days of March 29, 2021 granted under the Company’s 2014 Equity Incentive Plan.

(5)
Includes 47,500 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan and 1,175 RSUs that will convert to shares of common stock within 60 days of March 29, 2021 granted under the Company’s 2014 Equity Inventive Plan.

(6)
Includes 45,000 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan and 1,175 RSUs that will convert to shares of common stock within 60 days of March 29, 2021 granted under the Company’s 2014 Equity Incentive Plan.

(7)

Includes 30,625 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan.

(8)
Includes 898,792 shares subject to options currently exercisable or to become exercisable within 60 days of March 29, 2021 granted under the Company’s 2005 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan, and 7,675 RSUs that will convert to shares of common stock within 60 days of March 29, 2021 granted under the Company’s 2014 Equity Incentive Plan.

(9)
Percentage ownership is calculated based on 8,965,541 shares of common stock outstanding as of March 29, 2021. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares subject to options that are currently exercisable or to become exercisable by the reporting person within 60 days of March 29, 2021 and RSUs held by the reporting person that will convert to shares of common stock within 60 days of March 29, 2021 are counted as outstanding for the purpose of calculating such reporting person’s percentage ownership, but are not counted as outstanding for the purpose of calculating the percentage ownership of any other reporting person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a Related Party Transactions Policy relating to the identification, review and approval of related party transactions, consistent with the requirements of The Nasdaq Global Market (“Nasdaq”) and the SEC. The Related Party Transactions Policy, which is administered by our Audit Committee, is set forth in our Standards of Business Conduct and Code of Ethics available under the “Corporate Governance” tab on the “Investor Relations” page of our website at www.transact-tech.com.
In particular, our Standards of Business Conduct and Code of Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company, including engaging in “Related Party Transactions.” The term “Related Party Transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries or Controlled Affiliates (as such term is defined in the policy) is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any Related Party has or will have a direct or indirect interest.  A “Related Party” is defined as any person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any stockholder owning more than 5% of any class of the Company’s voting securities, or an immediate family member of any such person.
The Chair of the Audit Committee must be notified prior to a Related Party engaging in a Related Party Transaction.  The Audit Committee is then responsible for reviewing the transaction.  No transaction determined to be a Related Party Transaction will be approved or ratified if the transaction is contrary to the best interests of the Company.  In determining whether to approve or ratify a Related Party Transaction, the Audit Committee takes into account such factors as it deems appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.
From January 1, 2019 to the date of this Proxy Statement, there have not been any transactions subject to the Company’s Related Party Transactions Policy or of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.
CORPORATE GOVERNANCE

The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company’s stockholders by clearly outlining the Company’s duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems.  Accordingly, the Company’s corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

Information on the Company’s corporate governance practices is available under the “Corporate Governance” tab on the “Investor Relations” page of our website at www.transact-tech.com.  The information on the website includes the Company’s Corporate Governance Principles, the charters of the Company’s Committees, and the Company’s Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer (Principal Executive Officer) (“CEO”), Chief Financial Officer (Principal Financial Officer) (“CFO”), Chief Accounting Officer (Principal Accounting Officer) and Controller.  Due to the geographical dispersion of our directors, the directors’ attendance at the Annual Meeting of Stockholders is encouraged, but we have no formal policy that requires attendance.  Three of the four non-employee directors attended the Company’s 2020 Annual Meeting of Stockholders virtually.
Corporate Social Responsibility and Governance Highlights

The Board and management believe that corporate social responsibility and good corporate governance promote accountability to stockholders, enhance investor confidence in the Company and support long-term value creation.

We advance these efforts through our concern for the well-being of our people and communities, and by conducting business fairly and ethically, with a respect for human rights, compliance with laws and regulations, and by adhering to a rigorous Standards of Business Conduct and Code of Ethics. We intend to develop a sustainability plan and to evaluate the appropriate reporting frameworks and financial metrics to assess our sustainability efforts going forward.

Stockholder Engagement

Our Board and management value the opportunity to engage with our stockholders so as to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. This past year, our directors and members of senior management proactively initiated investor outreach efforts. From these requests, we were able to engage directly, virtually or telephonically, with shareholders representing approximately 18% of issued and outstanding shares as of the Record Date. The feedback and insight from these meetings, in addition to emerging best practices, policies at other companies and other market standards, are considered and evaluated by our Board and management to enhance the evolution of our disclosures and practices.

              During the meetings, we discussed our business results, strategy and capital structure and various other matters integral to our business and the Company, including executive compensation and environmental, social and governance (“ESG”) initiatives. Across our engagements, stockholders shared their perspectives on key ESG focus areas for them, including human capital management programs to motivate and retain talent, efforts to address firm-wide diversity, equity and inclusion, Board composition and diversity, as well as their perspectives on how the governance structures should support the corporate strategy of the Company to promote the long-term interests of stockholders. Our stockholders encouraged us to focus on ESG disclosures on factors that are business-relevant for TransAct.

Supply Chain Responsibility and Data Security at TransAct

At TransAct, we work to implement sustainable business practices that minimize harm and maximize benefits to the environment from which materials are sourced through our products’ end-of-life. We have resolved to use sustainable materials in our products to the extent available and possible in furtherance of our commitment to supply chain responsibility. We have implemented a Conflict Minerals Policy that aligns our practices with industry peer standards such as the Responsible Business Alliance, formerly known as the Electronic Industry Citizenship Coalition, and the Global e-Sustainability Initiative (“GeSI”). Our suppliers are expected to adopt policies and management systems with respect to conflict minerals for their own operations, and that of their suppliers, and to conduct due diligence reviews. As part of our conflict minerals due diligence program, we will survey our suppliers directly and expect them to respond in a timely manner, and with full disclosures.

We are also committed to satisfying our customers’ product and service requirements as well as the ISO 9001:2015 requirements through our quality management processes. Our Supplier Quality Manual ensures that our products meet quality standards and are delivered on time with proper verification procedures. We offer factory-trained technicians to service, supply and provide spare parts for our products. In addition, TransAct will take back, at no charge, anything it sells and will recycle parts or products in a way that meets or exceeds the European WEEE (Waste Electrical and Electronic Equipment) directive or its equivalent in any country we do business. Our processes are also compliant with California’s Proposition 65.

In addition to quality manufacturing, we offer software technologies that help our clients reduce labor cost, improve employee and operational performance, and enhance the customer experience. As we enable technical solutions for our clients, robust data security is one of our top priorities. We do not store any personal identifiable information and focus on building a culture of vigilant cyber security within our organization. Through our enterprise risk management plans, we have developed business continuity and disaster recovery plans. We use encryption tools to provide additional levels of security, including dual-factor authentication. Wherever possible, we adhere to the NIST standards, and run regular vulnerability and penetration tests performed by a third party as an additional level of ongoing protection. Management of our cybersecurity and data protection efforts is handled by our Vice President of Information Technology. Regular updates and oversight of our information technology are coordinated through the Board’s Audit Committee.

A Focus on Our People

Over the past two years, the Company has focused on its employees through its recruitment, talent development, and diversity and inclusion efforts. Last year, we made enhancements to our Standards of Business Conduct and Code of Ethics and Employee Handbook to include and update our anti-discrimination and zero tolerance harassment policies, and implemented a Whistleblower Policy and an anonymous compliance hotline for employees to report concerns.

               We support the advancement of our employees through annual trainings and development assessments conducted via manager engagements, and provide internal recognition and promotion opportunities based on these reviews. We value the commitment of our team members and encourage internal promotions and lateral mobility, when appropriate, with a focus on identifying the right candidate for each role.

Throughout 2020, our CEO engaged directly with our team members on the issue of diversity, equity and inclusion to build awareness and understanding of how we plan to improve our policies and practices over the coming years. The Board has been integral to this process with oversight coordinated through our Compensation and Corporate Governance Committee.

Our COVID-19 Response

The unprecedented and rapid spread of COVID-19 disrupted the global economy and had a calamitous impact on the markets in which we operate. The resulting social distancing measures, including closures and restricted openings of restaurants and casinos implemented by federal, state and local authorities, had a significant impact on our business. From the outset, the Board and management engaged in regular meetings to address the many operational and financial considerations from supply chain disruptions, reduced customer demand and workforce considerations to liquidity concerns. Our success was driven by the speed with which we were able to react.

The health and safety of our employees were our top priority. We immediately transitioned more than 60% of our workforce to work remotely from home, developed a robust COVID-19 policy and adapted our workplaces to protect those who couldn’t work from home. We implemented staggered shifts and socially-distanced spacing in communal areas, provided masks and gloves, and conducted temperature checks for all employees and visitors.

To mitigate the impact of COVID-19 on our liquidity, we instituted a 10% salary reduction for all salaried and non-commissioned employees, including all of our NEOs, a reduction in sales commission for all commissioned employees, and a 10% reduction of our Board of Directors’ cash retainer fees beginning in March 2020. By necessity, the Company had to terminate or furlough approximately 20% of the Company’s workforce, as well as reduce all discretionary expenditures wherever possible. From May 1, 2020 until early July 2020, employees below the vice president level were paid their full salaries as a result of the receipt of the proceeds of our Paycheck Protection Program loan. The Company reinstated all furloughed employees during the fourth quarter of 2020 and resumed paying full salaries to all TransAct employees effective January 1, 2021.

Corporate Governance and Ethics at TransAct

The Board and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in the Company and supports long-term value creation. The Board has significantly enhanced its capability in overseeing corporate strategy, specifically related to BOHA! marketing and sales efforts, in appointing Mr. Randall Friedman to the Board in November 2020 for his deep expertise and knowledge in business-to-business marketing in the restaurant market.
As announced in December 2020, following our review of best practices and consideration of stockholder feedback, we are setting forth a precatory proposal at the Annual Meeting this year to solicit input from the stockholders regarding whether to declassify the Board. The Board has also implemented a number of compensation governance policies, such as a clawback policy and stock ownership guidelines for the chief executive officer and chief financial officer. These policies and other actions taken by the Board and the Compensation Committee can be found in the Compensation Discussion and Analysis of this Proxy Statement.

The Board will seek to continue to enhance the Company’s governance practices as value-enhancing new ideas and best practices emerge.  You may access our current committee charters, Corporate Governance Principles, Standards of Business Conduct and Code of Ethics and stockholder communications policy under the “Corporate Governance” tab on the “Investor Relations” page of our website at www.transact-tech.com.
In addition to the measures, initiatives and changes undertaken in 2020, our governance documents, practices and policies include or reflect the following, among other things:
•	The Board meets in executive session, without management or employee directors present, during or following most regularly scheduled Board meetings and following all Audit Committee meetings.
•	The Board has full access to our senior management, who attend our regularly scheduled Board meetings, and to outside advisors, as the Board or the Committee determines necessary.
•	The Compensation and Corporate Governance Committee oversees an annual performance evaluation of the Board and each Board Committee.
•	We regularly engage with our stockholders and solicit their feedback on our corporate governance and pay practices.

Standards of Business Conduct and Code of Ethics

To ensure the highest levels of business ethics at the Company, the Company maintains Standards of Business Conduct and Code of Ethics (the “Standards”), which apply to the Company’s directors, officers and employees.  The Standards provide an overview of the Company’s policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company’s relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards.  In addition, the Standards promote honest and ethical conduct on the part of the Company’s officers who are responsible for financial reporting, including the CEO and CFO.  The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards.  The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications.  They set forth standards for accounting practices and maintenance of records.  Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.
We will disclose on our website any amendment to or waiver of a provision of the Standards as may be required and within the time period specified under applicable Nasdaq and SEC rules.  The Standards are available under the “Corporate Governance” tab on the “Investor Relations” page of our website at www.transact-tech.com.
Board Composition, Structure, and Diversity

Our Board is committed to thoughtful and independent representation of stockholder interests and corporate governance policies and practices that drive long-term stockholder value. Pursuant to our announcement in December 2020, the Company is seeking stockholder input through an advisory vote this year on whether the Board should move forward with initiating a declassification of the Board.

In addition, the Board has prioritized board composition and identification of highly skilled candidates with a range of experience, skills and diversity. On November 10, 2020, we welcomed Randall S. Friedman, who brings deep experience and expertise in sales and marketing in the food service and retail markets, to the Board. There is currently one female director, who also self-identifies as a member of an underrepresented group, representing 20% of the Board, and a second director who self-identifies as a member of an underrepresented group. The Board will continue to rigorously evaluate itself through the self-assessment process to identify qualified director candidates as necessary, pursuant to the needs of TransAct’s corporate strategy.

Board Leadership Structure and Independence

At present, the Board has chosen to combine the positions of Chairman of the Board and CEO of the Company, with Mr. Shuldman serving in both capacities.  Although the Company had separated the roles of Chairman and CEO in the past, the Board subsequently determined, and continues to believe, that the most effective leadership structure for the Company is to combine these responsibilities, as it is more productive and efficient to have one person serve in both capacities given the size of the Company.  The Board believes this structure avoids duplication of efforts and promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, greater accountability for the Company’s performance and clearer communication of the Company’s business and long-term strategies with management, customers and stockholders.  Moreover, the Board believes that combining the Chairman and CEO positions does not impede independent oversight.

The Board believes it is important to retain the organizational flexibility to determine whether the roles of Chairman and CEO should be separated or combined in one individual.  While there may be circumstances in which an independent Chairman is appropriate, the Board currently believes that our CEO is the individual with the necessary experience, insight, commitment and support of the other Board members to carry out effectively the role of Chairman.  Nevertheless, depending upon the circumstances, the Board could determine to separate the roles of Chairman and CEO or appoint an independent lead director in the future, as the Board reexamines its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.
The Board has affirmatively determined that all of our directors except for Mr. Shuldman, and all of the members of the Audit Committee, Nominating Committee and Compensation and Corporate Governance Committee, are “independent” within the meaning of the Nasdaq independence standards.  The Board has further determined that the members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that each member of the Compensation and Corporate Governance Committee is an “outside director” within the meaning of Regulation 1.162-27 under Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act.  In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company.  As discussed under “Board Meetings and Executive Sessions” below, the Company has not designated any of the independent directors as a “lead director” because all of the Committee Chairs are independent and due to the small size of the Board.
Board’s Role in Risk Oversight

Identification and management of risk are an integral part of our corporate governance practices.  Senior management is responsible for assessing and managing the various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs.  These include the Standards, robust product quality standards and processes, and a comprehensive internal and external audit process.  Management communicates routinely with the Board, the Board committees and individual directors on the significant risks identified and how they are being managed.  The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the overall approach to risk management.  The Board exercises these responsibilities periodically as part of its meetings and also through its four committees, each of which examines various components of enterprise risk as part of its responsibilities.  The Compensation and Corporate Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management.  The Nominating Committee manages risks associated with board independence and potential conflicts of interest.  In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.  The Board of Director’s role in risk oversight is consistent with our leadership structure, with the CEO, President and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.
Board Size

Our By-laws provide that the number of directors on the Board is determined by resolution adopted by the board of directors.  In establishing the appropriate number of directors, the Board along with the Compensation and Corporate Governance Committee considers (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of ensuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, it is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its committees can effectively perform their responsibilities.  Our Board is currently set at six directors.
Criteria for Membership on the Board

The Board and its Nominating Committee consider a number of different factors in selecting nominees for director.  Some of these factors, such as integrity, are applied uniformly to all prospective candidates.  Others, such as specific industry experience, may be adopted on a case-by-case basis by the Board and the Nominating Committee based on the Company’s business needs and makeup at the time a nomination is under consideration.  The Nominating Committee and the Board apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or another source.  Specific criteria considered by the Nominating Committee and the Board include:
Independence.  The Board, in its Corporate Governance Principles and Committee charters, has established a policy that requires a substantial majority of the directors to be “independent” members of the Board, and only “independent” directors may serve on the Audit Committee, the Nominating Committee and the Compensation and Corporate Governance Committee.  The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis.  The Board has determined that Messrs. John M. Dillon, Thomas R. Schwarz, Emanuel P.N. Hilario and Randall S. Friedman and Ms. Haydee Ortiz Olinger are independent in accordance with the standards of Nasdaq and the Company’s criteria and that Mr. Shuldman, the Company’s Chairman and CEO, is not independent.  The Board applies the following criteria in determining independence, which criteria are derived from Nasdaq’s listing standards as well as additional requirements that are imposed on members of certain Board committees under the rules and regulations of the SEC and the Internal Revenue Service (the “IRS”):

•
Independent Judgment.  The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director’s judgment.

•
Employment.  The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years.  In addition, a member of the director’s immediate family (including the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director’s home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

•
Other Payments.  Neither the director nor a member of his or her immediate family may have received compensation of more than $120,000 from the Company during any period of 12 consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company’s securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

•
Auditor Affiliation.  Neither the director nor a member of his or her immediate family may be a current partner of the Company’s independent registered public accounting firm or have been a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the past three years.

•
Interlocking Directorships.  Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company’s executive officers served on the compensation committee.

•
Transactions.  Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient’s annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company’s securities or paid under a non-discretionary charitable matching program).

•
Additional Standards for Audit Committee Members.  Any director who serves on the Board’s Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership).  In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Relevant Skills and Experience.  Each of our directors brings to the Board a unique set of professional skills, work and industry experience that is relevant to the Company’s business and markets. In considering and selecting new director nominees, the Nominating Committee and the Board take into account the direction of the Company’s business, strategic needs, and the related skills and experience of potential directors in determining whether a particular individual brings needed expertise to the Board.
Overall Board Composition.  The Board believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company’s current and future business needs.
Personal Qualities.  Each director must possess certain personal qualities, including integrity, judgment and business acumen.  In addition, our Corporate Governance Principles provide that individuals will not be eligible for nomination to the Board after they reach the age of 75, except that that the Board may nominate a director who is 75 years of age or older for an additional term or terms due to special circumstances based on such director’s particular contributions and experience.
Diversity.  Although the Board has not adopted a formal diversity policy, the Board and the Nominating Committee value diversity and consider diversity as a factor in identifying and evaluating director nominees.  The Company considers diversity in a broad sense in terms of differences of viewpoint, skills, professional experience, background and tenure, as well as diversity of race, gender, national origin and age.  The Board and Nominating Committee use their judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service.

Commitments.  Each director must have the time and ability to make a constructive contribution to the Board.  While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate’s suitability.
Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend Board and Committee meetings regularly, to stay informed about the Company and its business, to participate in discussions of the Board and its committees, to take an interest in the Company’s business and provide advice and counsel to the Company’s CEO, and to comply with the Company’s Corporate Governance Principles and other applicable policies.
Regulatory Requirements.  The Board must have directors who meet the criteria established from time to time by Nasdaq, the SEC, the IRS and other applicable regulatory entities for service on the Board and its committees.
Director Nomination Process

Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors.  This typically involves the following steps:
•
Establishing Specific Criteria.  The Nominating Committee and the Board review the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

•
Identifying New Candidates.  The Nominating Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications and (ii) who satisfy the other requirements for Board service.  In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources.  The Committee may also, but need not, retain a search firm in order to assist in these efforts.

•
Reviewing New Candidates.  The Nominating Committee reviews the potential new director candidates identified through the process described above.  This involves reviewing the candidates’ qualifications, responses to prospective director questionnaires, and conducting an appropriate background investigation.  The Committee may also select certain candidates to be interviewed by one or more Committee members.

•
Reviewing Incumbent Candidates.  On an annual basis, the Nominating Committee also reviews incumbent candidates for re-nomination to the Board.  This review involves an analysis of the criteria described above that apply to incumbent directors.

•
Recommending Candidates.  The Nominating Committee recommends a slate of candidates for the Board to submit for approval to the stockholders at the Annual Meeting.  This slate of candidates may include both incumbent directors and new nominees.  At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate’s qualifications.

•
Stockholder Recommendations Submitted to the Committee.  Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration.  The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth in our Policy Regarding Security Holder Communications with the Board of Directors, which is available on our website under the “Corporate Governance” tab on the “Investor Relations” page at www.transact-tech.com/corporate-governance.  Candidates who are recommended to the Board by stockholders are evaluated in the same manner as recommendations received from other sources.

Board Meetings and Executive Sessions

The Board holds regular quarterly meetings, as well as periodic special meetings.  In 2020, the Board held 18 meetings.  Each director attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings held during 2020 while such director was in office, and their average attendance was 100% during 2020.
Our independent directors meet in executive session, without management or employee directors present, during or following most regularly scheduled Board meetings and following all Audit Committee meetings.  In addition, independent directors may convene additional executive sessions at any time.  The executive sessions are led by the Chair of the Committee responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters).  When the subject matter at issue does not fall within one Committee’s responsibilities, the Chair of the Compensation and Corporate Governance Committee presides.  For this reason, and because of the small size of the Board, the Company has not designated any of the independent directors as a “lead director.”

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.
Each Committee is composed entirely of independent directors and operates under a written charter.  The Chair of each Committee is selected by the Board.  Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present.  Each Committee is authorized to retain its own outside counsel and other advisors as it determines are necessary to fulfill its duties and responsibilities.
Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company’s website under the “Corporate Governance” tab on the “Investor Relations” page at www.transact-tech.com/corporate-governance.  A brief summary of the committees’ responsibilities follows:
Audit Committee.  The Audit Committee assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.  Messrs. John M. Dillon, Thomas R. Schwarz and Emanuel P. N. Hilario and Ms. Haydee Ortiz Olinger serve as the members of the Audit Committee, with Mr. Dillon serving as Chair.  The Board has determined that each member of the Audit Committee is an independent director under the standards of Nasdaq and the SEC and meets the financial literacy requirements of Nasdaq.  In addition, the Board has determined that Mr. Dillon is an “audit committee financial expert” as defined under the rules of the SEC.  The Audit Committee met five times during 2020.
Compensation and Corporate Governance Committee.  The Compensation and Corporate Governance Committee oversees the hiring and termination of all executive officers of the Company, the Company’s corporate governance practices, CEO performance review and succession planning, director compensation, Board and Compensation and Corporate Governance Committee performance evaluations, stockholder communication matters, the design and management of the executive compensation programs, and the philosophy and programs for all employee compensation and benefit programs worldwide.  The Compensation and Corporate Governance Committee is responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash compensation) for the Company’s CEO and our other senior executives.  The Compensation and Corporate Governance Committee is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Emanuel P. N. Hilario and Ms. Haydee Ortiz Olinger, with Mr. Schwarz serving as Chair.  The Board has determined that each member of the Compensation and Corporate Governance Committee is an independent director under the standards of Nasdaq and the SEC.  The Compensation and Corporate Governance Committee met four times during 2020.
Nominating Committee.  The Nominating Committee assists the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination as directors.  The Nominating Committee is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Emanuel P. N. Hilario and Ms. Haydee Ortiz Olinger, with Ms. Olinger serving as Chair.  The Board has determined that each member of the Nominating Committee is an independent director under the standards of Nasdaq and the SEC.  The Nominating Committee met five times during 2020.
Executive Committee.  The Executive Committee meets between scheduled meetings of the Board and has the power and authority of the Board, except as limited by the Company’s By-Laws.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Emanuel P. N. Hilario and Ms. Haydee Ortiz Olinger.  The Executive Committee did not meet during 2020.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board currently consists of six directors and is divided into three classes.  Each class of directors is elected by the holders of the Company’s common stock to serve a staggered three-year term.  At the Annual Meeting, two individuals are to be elected to serve a three-year term until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.  The nominees for election are John M. Dillon and Randall S. Friedman. Mr. Dillon has been a director of the Company since 2011, and Mr. Friedman was appointed as a director of the Company in 2020. Mr. Friedman was recommended by Mr. Schwarz. There is no arrangement or understanding between Mr. Friedman and any other person pursuant to which Mr. Friedman was selected as a director.
Should the nominees become unavailable, which is not anticipated, the shares represented by the enclosed proxy card will be cast for a substitute candidate as may be designated by the Board, or in the absence of such designation, in such other manner as the Board may determine in its sole discretion.  Alternatively, in such a situation, the Board may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.
Information Concerning Our Director Nominees
John M. Dillon, 71, has been a director of the Company since 2011.  Mr. Dillon is currently the CEO of Aerospike, the world’s first flash-optimized database and the fastest database at scale.  Prior to joining Aerospike, Mr. Dillon served as CEO of Engine Yard, Inc., the leading cloud platform for automating and developing Ruby on Rails and PHP applications, from 2009 to 2014.  He served as CEO for Navis, Inc., a private company specializing in software systems for operating large marine container terminals and distribution centers, from 2002 to 2008.  Before Navis, he also served as CEO for Salesforce.com and President and CEO of Hyperion Solutions.  He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high-tech companies, including Oracle Corporation.  Mr. Dillon holds a Bachelor’s degree in Engineering from the United States Naval Academy and an MBA from Golden Gate University.  He served on active duty in the nuclear submarine service for five years before beginning his civilian career.
Mr. Dillon’s qualifications for election to the Company’s Board include private company leadership in his current CEO role at Aerospike and in his previous CEO roles as previously discussed.  Mr. Dillon is a former director at Intacct Corporation and Centerpointe Community Bank and has also served as director of several other companies.  From his past executive and director positions, Mr. Dillon brings to our Board his extensive executive experience and knowledge operating and managing complex software and technology companies. Mr. Dillon has consented to be named in this Proxy Statement and to serve if elected.
Randall S. Friedman, 47, has been a director of the Company since November 2020. Since 2019, Mr. Friedman has served as the founder of Iaso Health, LLC, an online search tool for on-demand healthcare options. From 2014 to 2018, he was the president and CEO of Lebhar-Friedman, Inc., a business-to-business media company where he was responsible for, among other things, sales and marketing, and focused on the food service and retail markets. Mr. Friedman also served at Penton Media, Inc. from 2010 to 2014, as group publisher of the restaurant group from 2010 to 2013 and group publisher of the restaurant and food groups from 2013 to 2014. From 2000 to 2010, Mr. Friedman served in various management and senior management roles at Lebhar-Friedman, Inc.  Mr. Friedman is a graduate of Williams College and received his MBA from the Fordham University School of Business.
Mr. Friedman’s qualifications for election to the Company’s Board include over a decade of leadership experience in digital innovation and marketing, strategic planning, business acquisitions and divestitures, as well as restructuring and business evolution. Mr. Friedman also brings industry expertise in the food service technology market. From his past executive positions, Mr. Friedman brings to our Board his extensive executive experience and knowledge regarding sales and marketing in the food service and retail markets. Mr. Friedman has consented to be named in this Proxy Statement and to serve if elected.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOHN M. DILLON AND RANDALL S. FRIEDMAN AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM.
Information Concerning Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders
Haydee Ortiz Olinger, 63, was appointed to the Board as a director of the Company on July 27, 2018.  Ms. Olinger has served as a Senior Advisor for BarkerGilmore LLC, a consulting firm specializing in recruiting, advising and coaching for legal and compliance talent, since September 2017.  Ms. Olinger served in senior management roles for more than twenty years at the McDonald’s Corporation, most recently as Global Chief Compliance and Privacy Officer from 2002 to 2015, during which time she successfully developed and implemented best in class compliance and ethics programs.  Ms. Olinger earned both her Juris Doctor and Bachelor of Science in Management and Business Administration degrees at DePaul University.  Additionally, she earned a Master of Science in Leadership and Business Ethics at Duquesne University.

Ms. Olinger’s qualifications for election to the Company’s Board include extensive global restaurant industry experience.  She currently serves on the board of DePaul University Institute of Business and Professional Ethics, is the former chairperson of the Illinois Lottery Control Board and has also served on the boards of the Society of Corporate Compliance and Ethics/Healthcare Compliance Association (Minnesota) and the National Hispana Leadership Institute (Virginia).  From her past executive and director positions, Ms. Olinger brings to our Board her extensive operational and legal experience and knowledge in the restaurant industry.
Emanuel P. N. Hilario, 53, currently serves as a director and as President and Chief Executive Officer of The ONE Group Hospitality, Inc. (NASDAQ: STKS), parent to the STK steakhouse and Kona Grill brands, in which roles he has served since April 10, 2017 and October 30, 2017, respectively.  Prior to becoming the President and Chief Executive Officer of The ONE Group Hospitality, Mr. Hilario had served as a Partner and Chief Financial Officer of Sizzling Platter, a restaurant management company operating over 400 franchised restaurants in the United States, Mexico, and China under the brand names of Red Robin, Sizzler, Little Caesars, Dunkin Donuts, and Wingstop, from February 2015 to October 2017.  Before joining Sizzling Platter, Mr. Hilario served as Chief Operating Officer for Einstein Noah Restaurant Group, Inc. (formerly listed on The Nasdaq Global Market under the symbol “BAGL”) from 2013 to 2014 and served as its Chief Financial Officer from 2010 to 2013.  He previously served as Chief Financial Officer for McCormick & Schmick’s Seafood Restaurants, Inc. (formerly listed on The Nasdaq Global Market under the symbol “MSSR”) from April 2004 through May 2009 and also served on its board of directors from May 2007 to July 2009.  For the preceding four years, Mr. Hilario was with Angelo and Maxie’s, Inc., where he served as Chief Financial Officer and managed the day-to-day operations of the Angelo and Maxie’s steakhouse concept from 2002 to 2004.  Mr. Hilario began his career at McDonald’s Corporation.  Since 2013, Mr. Hilario has served on the board of the Denver Public School Foundation, a nonprofit organization.  He received a Bachelor of Science and Commerce degree in accounting from Santa Clara University in 1990.
Mr. Hilario’s qualifications for election to the Company’s Board include extensive global restaurant industry experience.  From his past executive and director positions, Mr. Hilario brings to our Board his extensive operational, financial and accounting experience and knowledge in the restaurant industry.
Information Concerning Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders
Thomas R. Schwarz, 84, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001.  Mr. Schwarz was Chairman and Chief Executive Officer of Grossman’s Inc., a retailer of building materials, from 1990 until his retirement in 1994.  From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin’ Donuts Incorporated, a food service company.  Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.  Mr. Schwarz graduated from Williams College in 1958 and Harvard Business School in 1964.
Our Corporate Governance Principles provide that individuals will not be eligible for nomination to the Board after they reach the age of 75, except that that the Board may nominate a director who is 75 years of age or older for an additional term or terms due to special circumstances based on such director’s particular contributions and experience.  On the recommendation of the Nominating Committee, the Board nominated Mr. Schwarz as a director nominee at the 2020 Annual Meeting of Stockholders based on his extensive experience and contributions to TransAct, which were especially relevant and necessary in order to respond to the challenges facing the Company’s business in light of the transition of the business focus to BOHA! and the ongoing COVID-19 pandemic.  In addition, waiving the retirement age requirement for Mr. Schwarz allowed leadership continuity on the Board during this time, and on the Compensation and Corporate Governance Committee, which he chairs.  On December 7, 2020, the Company announced that Mr. Schwarz had indicated he would retire from the Board no later than the end of 2021 after ensuring comprehensive and detailed knowledge transfer to three recently elected directors.
Mr. Schwarz’s qualifications for election to the Company’s Board include public company leadership experience as President and Chief Operating Officer of Dunkin’ Donuts Incorporated and outside board experience as a director of Dunkin’ Donuts Incorporated, Grossman’s Inc., and The Tanaka Growth Fund.  He has been a director of the Company since its inception and is Chairman of the Compensation and Corporate Governance Committee.  From his past executive positions, Mr. Schwarz brings to our Board his extensive executive experience and knowledge of operating and managing complex operating companies.
Bart C. Shuldman, 64, has been Chief Executive Officer and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001.  Mr. Shuldman also served as the Company’s President from 1996 until June 2010.  Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.
Mr. Shuldman’s qualifications for election to the Company’s Board include public company leadership experience as CEO of the Company since its inception and board experience as a director and currently Chairman of the Board of the Company.  Mr. Shuldman is also a director of a privately-held company.  Mr. Shuldman brings to our Board his experience and knowledge of our business derived from his current position as CEO.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
The Audit Committee has selected Marcum LLP (“Marcum”) as the independent registered public accounting firm to audit the financial statements of the Company for the 2021 fiscal year.  This selection is being presented to the stockholders for ratification at the Annual Meeting.
In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.  Marcum has served as the Company’s independent registered public accounting firm since July 2020. No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of Marcum as independent registered public accounting firm for the Company’s 2021 fiscal year.
A representative of Marcum is expected to be present during the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.
Change of Independent Public Accountants: As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2020 (the “July 2020 Form 8-K”), on July 13, 2020, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm as a result of a decision by the Audit Committee of the Board.
The audit reports of PwC on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through July 13, 2020, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years. During the years ended December 31, 2019 and 2018 and the subsequent interim period through July 13, 2020, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the following material weaknesses in the Company’s internal control over financial reporting: (i) the Company did not design and maintain effective controls over user access within the Company’s ERP system, Oracle, to ensure appropriate segregation of duties and to adequately restrict user access to appropriate personnel. Specifically, the provisioning and user recertification controls were not designed to ensure users maintain proper segregation of duties and therefore could have inappropriate access rights; and (ii) the Company did not design and maintain effective controls over the completeness and accuracy of information included in key spreadsheets supporting the Company’s accounting records.
The Company provided PwC with a copy of the disclosure it is making herein and requested that PwC furnish the Company with a letter addressed to the SEC stating whether PwC agrees with the above statements.  A copy of such letter, dated July 17, 2020, is filed as Exhibit 16.1 to the July 2020 Form 8-K
As previously reported in the July 2020 Form 8-K, on July 13, 2020, the Company engaged Marcum as its independent registered public accounting firm for the fiscal year ended December 31, 2020.
During the years ended December 31, 2019 and 2018, and the subsequent interim period through July 13, 2020, neither the Company nor anyone on its behalf consulted with Marcum regarding either: (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services (the “Pre-Approval Policy”).  The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.  The Pre-Approval Policy requires the specific pre-approval of all other permitted services.  For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company.  In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.
The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting.  The Pre-Approval Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company.  The Audit Committee monitors compliance by management with the Pre-Approval Policy by requiring management, pursuant to the Pre-Approval Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.  Accordingly, the Audit Committee has appointed Marcum to perform audit and other services for the Company.  In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by Marcum.  These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm.”
The aggregate fees billed to the Company by Marcum for the year ended December 31, 2020 and by the Company’s previous independent registered public accounting firm, PwC, for the year ended December 31, 2019 are as follows:
	2020	2019
Audit Fees (1)	$282,420	$581,520
Audit-Related Fees (2)	-	-
Tax Fees (3)	-	3,751
All Other Fees (4)	-	2,900
Total Fees for Services Provided	$282,420	$588,171
________
(1)
Audit Fees consist of fees related to: (i) the annual audit of the Company’s financial statements, (ii) reviews of the Company’s quarterly financial statements, (iii) consents and comfort letters, and (iv) statutorily required audits for the Company’s UK subsidiary.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax Fees consist of fees for the preparation of tax returns for our UK subsidiary.
(4)	All Other Fees for 2019 include software license fees for the use of a web-based accounting research tool and financial statement disclosure tool.
The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors’ independence and has determined that, in its opinion, they are compatible.  All of the above services during the years ended December 31, 2020 and 2019 were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal control over financial reporting and quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.

Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principles.  The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and for issuing reports about those financial statements.  The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer and the Chief Financial Officer of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s system of internal accounting controls over financial reporting, the financial statements contained in the Company’s Annual Report to Stockholders and other related matters.  Separate meetings are held with the independent registered public accounting firm and management.

In connection with its duties, the Audit Committee has taken the following actions:

•	It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

•
It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence as required by applicable legal requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm matters relating to their independence.

•
Based on its review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements of the Company for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

John M. Dillon, Chair Emanuel P. N. Hilario Haydee Ortiz Olinger
Thomas R. Schwarz

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we seek your advisory vote on the compensation of the Company’s named executive officers as described in this Proxy Statement, including the information provided in the Section entitled, “Executive Compensation,” which includes our “Compensation Discussion and Analysis” and tabular and narrative disclosures regarding the compensation of our named executive officers.  We ask that you support the compensation of our named executive officers as disclosed herein.  Your vote is advisory, and therefore non-binding, but whatever the outcome of the vote, the Compensation and Corporate Governance Committee (the “Compensation Committee”) and the Board will review the results carefully and take the results into account in future compensation decisions.  The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the stockholders’ long-term interests.
We believe that our programs are currently structured in the best manner possible to sustain our organizational and strategic goals, as well as to support our unique culture.  Elements of our compensation program and philosophy include:
•	Seeking alignment between short-term incentive metrics, strategic objectives and stock price and stockholder value over the long term.
•	Regular review of our executive compensation programs by our independent Compensation Committee and engagement of an independent compensation consultant, as necessary or appropriate.
•
Monitoring our programs against other companies in the marketplace with whom we compete for talent and against whom we measure our success, noting in particular that this group of companies may change rapidly as the Company experiences its own growth.

•
Engaging in rigorous talent reviews of our senior executives to ensure they remain committed to the Company’s short and long-term goals, developing or obtaining the skills to manage in the current economy and preparing for the inevitable succession that naturally occurs in any organization.

•	Maintaining conservative benefit programs primarily directed and offered to all employees.
•	Providing executive officers nominal perquisites.
Stockholders are being asked to vote on the following resolution:
RESOLVED: That the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee.  However, the Board values stockholders’ opinions and the Board and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
We currently hold an annual advisory vote on the compensation of our named executive officers and anticipate that we will hold our next advisory vote at our 2022 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

ADVISORY VOTE ON WHETHER TO RECOMMEND THAT THE BOARD
INITIATE ACTION TO DECLASSIFY THE BOARD
Currently, the Company’s Certificate of Incorporation provides for a classified board of directors divided into three classes of directors, as nearly equal in number as possible, with the classes elected for staggered three-year terms to hold office until their successors are duly elected and qualified. At each annual meeting, the successors of the class of directors whose term expires at that annual meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election.
As part of the Company’s ongoing evaluation of corporate governance practices, following a review of best practices and our receipt of stockholder feedback, including feedback received from stockholders at the 2020 Annual Meeting of Stockholders, the Board has considered the benefits and detriments of maintaining a classified board of directors.  The Board recognizes that there are different viewpoints and perspectives on this matter. Proponents of declassification believe that it may benefit a company and its stockholders by (i) increasing directors’ accountability to stockholders and (ii) aligning with stockholder policies and corporate governance best practices. On the other hand, a classified board of directors may (i) encourage directors to focus on the long-term best interests of the company and its stockholders and insulate directors against pressure from management, special interest groups, or investors with a short-term focus, (ii) provide a stable and continuous board and allow for the development of institutional knowledge, and (iii) help protect stockholders, employees and the community by reducing the company’s vulnerability to abusive stock accumulation, threats by activist investors and hostile takeovers that may lead to reduced stockholder value, loss of jobs and the closing of local facilities.
Under Delaware law, directors of companies that have a classified board of directors may be removed by stockholders only for cause, unless the company’s certificate of incorporation provides otherwise, while directors of companies that do not have a classified board of directors may be removed with or without cause. Accordingly, the Company’s directors may be removed only for cause. Following any amendment to the Company’s Certificate of Incorporation to declassify the Board and the completion of such declassification, the Company’s directors would be removable with or without cause by the holders of a majority of the shares then entitled to vote on the election of directors.
While the Company and the Board believe that the current classified board structure is well-aligned with the Company’s long-term perspective, after carefully considering the risks and benefits of declassification and in an effort to encourage stockholder input and maximize stockholder value, the Board is holding a non-binding, advisory vote to seek input from the Company’s stockholders on whether the Board should move forward with initiating a declassification of the Board, which would require Board adoption, and stockholder approval, of an amendment to the Company’s Certificate of Incorporation that would eliminate the classified Board structure.
If stockholders approve the non-binding, advisory proposal to recommend that the Board initiate action to declassify the Board, the Board will consider moving forward with taking such action.  If the Board determines that declassification of the Board is advisable and elects to take action to effect a declassification, the Board would approve and adopt an amendment to the Company’s Certificate of Incorporation to eliminate the classified Board structure.  The amendment would then be submitted to the Company’s stockholders for approval at a subsequent stockholder meeting. Such amendment would provide for the annual election of all directors and may, if the Board deems it advisable, provide for a phase-out of the classified Board over a three-year period, with the members of the existing classes serving out the remainder of their respective three-year terms. The details of the proposed amendment, and a copy of the proposed amendment, would be included in the proxy statement for such stockholder meeting.  Following approval by both the Board and the stockholders, the amendment to the Certificate of Incorporation would be filed with the Secretary of State of the State of Delaware and would become effective upon or following such filing.
Your vote on this proposal is advisory and will not be binding upon the Company or the Board and will not be construed to overrule any decision by the Company or the Board or require the Board to take any action.  However, the Company and the Board will take the outcome of this advisory vote into account when considering whether to amend the Company’s Certificate of Incorporation to declassify the Board.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THE ADVISORY PROPOSAL REGARDING WHETHER TO AMEND THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Overview

This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation Committee of our Board, which is composed entirely of independent directors of the Company, to define, manage, and review the compensation paid to our executives.  Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those designated as named executive officers (“NEOs”).  The Company’s NEOs are the CEO and each of the other two most highly compensated executive officers.
Although the rules applicable to smaller reporting companies allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, we are voluntarily providing this Compensation Discussion and Analysis disclosure.
2020 Performance and Impact of COVID-19
2020 was a very challenging year for TransAct, as the COVID-19 pandemic unexpectedly occurred and significantly impacted our and our customers’ businesses. The pandemic caused us to quickly react and take actions and measures to reduce costs, increase liquidity and protect our employees. TransAct persevered and made it through these difficult times.
Even with the ongoing pandemic, we continued to focus our efforts on the ongoing development, sales execution and growing revenue of BOHA! software-as-a-service (“SaaS”)-based software and hardware ecosystem launched in 2019. Even as we took important measures to reduce costs and manage our liquidity, we maintained our engineering and product development teams at full capacity and did not cut spending in those areas, other than the company-wide salary reduction discussed below. While we had early successes with installing BOHA! Terminals, growth was slower than anticipated because our target customers, restaurants and convenience stores, were facing challenges of their own due to the pandemic.  Our traditional casino and gaming and casino market was also significantly impacted by the pandemic as much of the worldwide casino and gaming industry was shut down, and therefore sales declined in that market as well.  Our priorities for 2020 became:
•	Raise capital to improve our liquidity position to weather the pandemic and to continue to fund our BOHA! solution;
•	Retain key talent at the executive level and below that is critical to execute our new strategy, including an enhanced focus on diversity, equity and inclusion;
•	Continue to maintain our engineering staff to continue the BOHA! product development; and
•	Install terminals to drive future recurring revenue.
Since the onset of the pandemic, our top priority has been to ensure the health and safety of our employees while continuing to provide our customers with high-quality, personalized service.  However, we continue to be impacted by the unprecedented economic and social disruptions and the measures taken to mitigate the spread of COVID-19.  As previously reported, we took several actions to both manage expenses and increase liquidity throughout 2020, including a public offering which allowed us to raise an additional $8.7M of capital.  In July 2020, we temporarily furloughed some employees, but all furloughed employees were brought back in the fourth quarter.  All salaried employees received a 10% pay cut beginning in March 2020, with full salaries being reinstated January 2021.  From May 1, 2020 until early July 2020, employees below the vice president level were paid their full salaries as a result of the receipt of the proceeds of our Paycheck Protection Program loan.
Evolution of TransAct
TransAct is in the midst of a multi-year transformation from being primarily a printer hardware company focused largely on the casino and gaming industry with our EPIC printing solution to a software-driven technology company that serves as a complete back-end solution for restaurants, convenience stores and other food service establishments with our BOHA! solution.  This transformation is leading to a growing recurring revenue stream that will create long-term stockholder value.   Our printer business currently comprises a significant portion of our revenue and helps fund development of our BOHA! solution. We expect this complementary relationship to lead to significant growth over time.  While TransAct has been in business for over 25 years, this is a new phase of TransAct’s journey, and we are effectively a start-up company again with a ground-breaking solution that we believe has enormous growth potential. Because of this new phase of the business and our future strategy, many of our historic approaches to compensation are less relevant and a more “start-up” style pay structure is appropriate for our team.  Key priorities for the near-term include:

•	Focus on installing BOHA! terminals and growing the associated recurring revenue
•	Further developing our BOHA! solution to be attractive to a wider audience
•	Funding our strategic growth
•	Developing and expanding partnerships in connection with our new BOHA! solution
We have communicated this new strategy to our investors, and we believe that they are optimistic about this new market opportunity.  Because of the “start-up” nature of our business, we have adapted our executive compensation program to reflect the new strategy.   This has led to several changes to our plans that, while less in line with historic practices, are critical to attracting, retaining and rewarding our team for executing on our go-forward strategy.  As the BOHA! solution and business evolve, we anticipate a shift back to our more traditional compensation structure, but for the time being, we believe a “start-up” model is appropriate. Such model includes:
•
A focus on installation of terminals, which drive recurring revenue, as opposed to our historic focus on EBITDA. We expect to shift back to focus on EBITDA or a similar financial metric at the appropriate stage in our development;

•	Shorter-term goals in our long-term performance plan – setting a goal beyond one year is challenging given our growth trajectory and the ongoing pandemic; and
•	Emphasis on objective, strategic metrics that will drive long-term value and are key milestones in our transformation.
Results of 2020 Annual Meeting
At our 2020 Annual Meeting of stockholders, holders of approximately 52.8% of the shares present at the meeting and entitled to vote on the matter voted, on an advisory basis, to approve the compensation of the Company’s NEOs (sometimes referred to as a “say-on-pay vote”).  The Board considered these voting results and evaluated our current executive compensation practices.
Based on our low levels of say-on-pay support in 2019 and 2020 and feedback from investors, we identified the following areas to address and changes to be made for 2021:
Feedback from Stockholders	Action Taken
Greater percentage of long-term incentive should be performance-contingent	Increased weighting of performance stock units (“PSUs”) for 2021 from 30% to 50%
Greater percentage of annual incentive awards should be based on quantitative metrics	Increased weighting of quantitative metrics to 60% and set 10 objective strategic goals each weighted 4% for 2021
Lack of stock ownership guidelines	Implemented stock ownership guidelines for the CEO and CFO
Need to enhance stockholder alignment	Made long-term incentive awards 100% equity
Limited risk mitigators	Implemented clawback policy

2021 Compensation Program Design
We recognize that results during our transformation from a printer company into a recurring revenue model company may not translate into profits in the near term, but we are working to position the Company for long-term success and growth, and this shift in strategy influences near-term benchmarks and financial results.  In the near term, we are focusing on growing our revenue from our BOHA! solution.  Consequently, the 2021 compensation program approved by the Compensation Committee reflects both the influence of stockholder feedback and the new business strategy and intends to reward executives for making strides towards a successful transformation.
The 2021 compensation program incorporates changes to both the annual and long-term incentive design.  The annual bonus will be based 60% on quantitative objectives and 40% on measurable strategic objectives.

60% Financial Objectives • 50% based on new FST terminals or software installations in 2021 • 50% based on achievement of FST recurring revenue growth from FY 2020 (software, labels, and service)	40% Strategic Objectives • 10 strategic goals, all weighted equally

For the long-term incentive plan, the CEO will receive 2021 equity awards in the form of 30% Non-qualified stock options (“NQSOs”), 20% RSUs, and 50% PSUs.  The allocation of the CFO’s 2021 equity awards will be approximately the same as the CEO’s.  Other NEOs, including Mr. Hoffman, will continue to receive 100% NQSOs.  Award vesting for the NQSOs and RSUs will remain the same as 2020 grants. We continue to believe NQSOs and RSUs are appropriate as NQSOs encourage both performance and retention, while RSUs encourage retention through time-based vesting, and both awards align the interests of our executive officers with those of our stockholders. The PSUs will be earned from 0% to 150% based on terminals and software installed during 2021.  The awards will be paid out in shares of TransAct common stock in three equal installments: 1/3 when the award is earned and approved by the Compensation Committee after the end of 2021, 1/3 one year after the end of the performance period, and 1/3 two years after the end of the performance period.  As TransAct continues to evolve and the business strategy changes, both the annual and long-term incentive plan design will continue to be evaluated to incentivize the right performance given our current strategy at the time of grant.
Philosophy and Objectives of the Compensation Program
Our executive compensation philosophy reinforces our belief that compensation should be primarily performance-based and should be competitive with other similarly sized organizations in similar industries.  Our primary compensation program objectives are to:
•	Attract, engage, retain, and reward executive officers;
•	Motivate employees and encourage individual initiative and effort;
•	Help to achieve key business objectives and attain Company goals; and
•	Align the interests of our executive officers closely with those of the Company and its stockholders to drive long-term, sustainable earnings growth.
Our executive compensation program is comprised principally of a base salary, an annual incentive cash performance bonus and equity incentive awards.  The Compensation Committee believes that each element of the total compensation program aligns the efforts of our executive officers in support of creating stockholder value by focusing on short-term and long-term performance goals, promoting retention of Company stock and an ownership mentality, and linking individual performance to the Company’s overall performance.  The Committee retains its discretion to modify the compensation program elements in response to the needs of the Company.  Except as otherwise prohibited by law or the Company’s organizational documents, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.
The elements of our executive compensation program are periodically reviewed and analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys.  Although we perform periodic reviews of salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys or analysis or to specifically target any particular market compensation level.  This information is used as a market check and as one data point in reviewing our executive compensation program.
The Compensation Committee reviews Company executive officer compensation and performance data to determine whether the Company’s executive compensation program is competitive and reasonable.  The Compensation Committee, on occasion, meets with the CEO and CFO to obtain recommendations with respect to the Company’s compensation programs, practices and packages for the other executive officers, senior managers and other employees.  Our CEO and CFO, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company’s compensation program to the Compensation Committee.  The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to executive compensation.
Periodically, the Compensation Committee retains Compensation Advisory Partners (CAP), an independent compensation consultant, to assist the Compensation Committee in assessing the competitiveness of the Company’s total compensation program for the Company’s CEO and CFO. Compensation data for base salaries, annual cash incentive awards and long-term equity awards for executives holding similar positions at companies similar in size and industry is provided.  Based on CAP’s assessment of the components of the Company’s long-term equity program in 2021, and related recommendation, the Compensation Committee revised the elements of the Company’s incentive compensation to further drive building stockholder value.

Compensation Advisory Partners did not advise management of the Company, and neither Compensation Advisory Partners nor its affiliates received any compensation from the Company for services other than those performed for the Compensation Committee.  The Committee reviewed the independence of Compensation Advisory Partners and concluded that no conflict of interest was raised by the services provided by Compensation Advisory Partners.
2020 Compensation Program
The principal elements of the Company’s 2020 compensation program were (i) base salary, (ii) an annual incentive cash bonus and (iii) long-term incentive awards, which consisted 70% of long-term equity awards and 30% of a performance-based long-term cash incentive award.
Base Salary: In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill.  Base salary for each executive officer is reviewed on an annual basis as part of our Company-wide merit review process.  The amount of any merit increase to an executive officer’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year.  Our CEO is responsible for assessing the performance of each executive officer reporting to him.  Our Compensation Committee assesses the performance of our CEO.
The Company’s Director of Human Resources and the CEO and CFO review and discuss the base salaries of the NEOs (other than the CEO and CFO).  In connection with establishing the base salary adjustments for the NEOs (other than the CEO and CFO), the Director of Human Resources provides merit increase percentage guidelines based on market compensation data, knowledge of competitive market practices and the Company’s salary budget.   The merit increase percentage guidelines (the “Merit Increase Guideline”) for the 2020 base salary increases for all NEOs serving at the time were 3% and took effect on March 1, 2020.  After considering the Merit Increase Guideline and evaluating each NEO’s performance and the position of his or her current base salary, the CEO, as direct supervisor, makes a specific base salary adjustment recommendation to the Compensation Committee (other than for himself).  Each NEO’s actual base salary adjustment, if any, is determined by the Compensation Committee.
In determining the base salaries of the NEOs for 2020, the Compensation Committee evaluated the overall performance of the Company and the individual’s contributions to that performance, as well as the performance of the sales unit or function that each leads when relevant, and market data.  Based on individual considerations with respect to each NEO such as his or her experience and contributions to the Company and recognizing that the Company must also react to a competitive marketplace on a case-by-case basis when seeking to recruit and retain executives, the Compensation Committee strives to set each NEO’s base salary within the Merit Increase Guideline, if warranted.  For 2020, each NEO’s base salary adjustment was in line with the Merit Increase Guideline.
As previously discussed, to help mitigate the impact of the COVID-19 pandemic, Mr. Shuldman and Mr. DeMartino agreed to voluntarily forego 10% of their respective base salaries from March 2020 through the end of 2020. Upon the recommendation of Mr. Shuldman and Mr. DeMartino, the Board also implemented a 10% reduction in the salaries of the other NEOs beginning in March 2020 as part of a Company-wide 10% reduction in the salaries of all salaried, non-commissioned employees. Although employees below the vice president level were paid their full salaries from May 1, 2020 through July 2020 as a result of the Company’s receipt of the proceeds of its Paycheck Protection Program loan, employees at or above the vice president level, including the NEOs, were subject to the 10% reduction through the end of 2020.
Annual Incentive Cash Bonus:  We have historically maintained an annual incentive cash bonus program for all executive officers, except for those who receive sales commissions, which provides our executive officers with the opportunity to receive performance bonuses in the form of cash upon the attainment of certain annual financial objectives, as well as performance and business objectives.  The incentive bonus opportunity is designed to be a significant portion of executive compensation in order to create and maintain a strong incentive for our executives to achieve or exceed our business strategic and annual financial objectives.  To ensure alignment of compensation with our business objectives, our CEO and other executive officers establish specific quantitative and qualitative performance metrics for our business each fiscal year.  These performance metrics as used for incentive bonus targets are then reviewed and approved by our Compensation Committee.  The metrics are aligned with our strategic and annual business plans and are reviewed by our Board and Compensation Committee.
Each of our NEOs participates in the incentive bonus program.  Bonuses are paid under the incentive bonus program only if the Company meets the specified quantifiable performance objectives and/or the executive meets specified individual strategic performance and business objectives.  The incentive cash bonus that any particular executive is eligible to earn is established as a percentage of the individual’s base salary (“Target Bonus”).  The Target Bonus percentages for 2020 for each of our NEOs who participated in the incentive bonus program were as follows: Mr. Shuldman, 75%; Mr. DeMartino, 50%; and Mr. Hoffman, 30%.

In 2020, in light of the world-wide pandemic, the Compensation Committee determined that each executive’s Target Bonus would be based solely on achievement of specific individual strategic performance and business objectives and not to include an EBITDA metric as it had historically.  This one-time shift to 100% strategic and business objectives was critical to retain our talent through an incredibly challenging time and reward them for focusing on the strategic priorities we have to deliver BOHA!. As discussed earlier, delivering on these key strategic priorities was critical to positioning the company for future success, including raising capital and expanding the installed base for BOHA!.
Management’s strategic and business objectives were evaluated in the following categories: 50% financial, 30% product development, 10% employees, and 10% accounting goals.  The CEO provided input on individual performance for each of his direct reports and the Compensation Committee evaluated CEO performance and overall Company performance.  As a result of the full achievement of the strategic and business objectives, the Compensation Committee approved a payout of 100% of each individual’s annual Target Bonus for all eligible employees.
Long-Term Incentive Awards:  The goal of our equity-based incentive awards is to align the interests of our executives with our stockholders and to provide executives with a long-term incentive to manage the Company from the perspective of an owner with an equity stake in the business.  Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards.  Generally, we believe that stock options have proven to be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of stock options to our future stock price performance – i.e., executives are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price.  Accordingly, the Compensation Committee has historically granted, and continued to grant in 2020, all NEOs stock option awards as an element of their compensation.
Beginning with the 2019 awards, the CEO and CFO were awarded three types of long-term equity awards: (1) NQSOs, (2), RSUs and (3) long-term cash incentive (“LTCI”). We believe these elements of long-term compensation for the CEO and CFO provide further alignment with stockholders’ interests and enhance our pay for performance objectives.
Grants of long-term incentive awards are approved annually by the Compensation Committee at its regularly scheduled meeting typically held in early March. While the majority of equity awards (historically, stock options) to our employees are made under our annual grant program, the Compensation Committee may grant equity awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or in other circumstances as recommended by the CEO or the Compensation Committee.  In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including, but not limited to, relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data.  Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term stockholder value.
The total dollar value of each executive officer’s equity incentive award is determined based on competitive market data and recognizes an individual’s role and performance.  For 2020, the CEO and CFO awards are allocated as approximately 40% NQSOs, 30% RSUs and 30% LTCI, not including one-time retention grants of additional NQSOs made in April 2020, as described below, which changed the allocation to 45% NQSOs, 27.5% RSUs and 27.5% LTCI for Mr. Shuldman and 49% NQSOs, 25.5% RSUs and 25.5% LTCI for Mr. DeMartino.  Mr. Hoffman receives 100% NQSOs.  NQSOs vest 25% per year over four years and have a ten-year term.  The exercise price of options granted is set at the closing price of our common stock on the date of grant.  RSUs convert to common stock on a one-to-one basis and vest 25% per year over four years.  The LTCI is earned on a variable basis and paid in cash dependent upon level of achievement against a long-term performance metric, which for the 2019 awards was a two-year combined EBITDA target for the two years ended December 31, 2020, and for 2020 was based on the same one-year strategic and business objectives that were the basis of the annual cash incentive award, as described above.  Payout of the 2019 LTCI was zero. Payout of the 2020 LTCI was 100%, as the strategic and business objectives were fully achieved.
For 2020, our CEO recommended to the Compensation Committee a total equity award dollar value range for each executive officer, other than the CEO and CFO.  After considering our CEO’s recommendations and the compensation study, the Compensation Committee, with our CEO’s participation, determined the total equity award dollar value for each NEO other than our CEO.  The Compensation Committee determined our CEO’s total equity award dollar value without input of management.  The Compensation Committee considered several factors in making its determinations, including our CEO’s recommendations, market data, the Company’s performance, each NEO’s position within the Company and his or her perceived potential contributions to the Company, and the Compensation Committee’s subjective understanding of competitive practices in the marketplace with respect to equity awards.  The factors used by our CEO to determine recommendations regarding total equity award dollar value ranges for each NEO and by the Compensation Committee to establish each NEO’s total equity award dollar value were assessed by our CEO and the Compensation Committee, respectively, on a subjective basis.

On February 27, 2020, the Compensation Committee awarded grants to Mr. Shuldman, Mr. DeMartino and Mr. Hoffman of stock options to purchase 76,300, 26,900 and 5,000 shares, respectively.  On February 27, 2020, the Compensation Committee awarded grants of restricted stock units to Mr. Shuldman and Mr. DeMartino of 24,300 and 8,600, respectively.  On April 30, 2020, in light of the impact of the COVID-19 pandemic and the expectation that such impact would continue through 2020 and into 2021, the Compensation Committee, recognizing the need to balance pay-for-performance principles with retention of key executive officers during the pandemic, awarded retention grants to Mr. Shuldman, Mr. DeMartino and Mr. Hoffman of stock options to purchase 35,000, 25,000 and 7,500 shares, respectively.  On April 30, 2020, the Compensation Committee awarded a grant of performance-based, long-term cash incentive to Mr. Shuldman and Mr. DeMartino of $237,300 and $83,700, respectively.  The vesting terms of the grant of each stock award are outlined in the table entitled “Outstanding Equity Awards at 2020 Fiscal Year-End.”  The amount of the LTCI payout is based on achieving 100% of the target level performance metric.
Prohibition on Hedging and Pledging
The Company’s Insider Trading Policy prohibits directors, officers and employees, as well as other persons or entities informed by management that they are subject to the Insider Trading Policy from time to time, from:
•
Entering into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities;

•	Pledging of Company securities owned by such persons;
•	Placing any Company securities in margin accounts, unless the margin accounts are treated as non-marginable by the brokerage firm;
•	Engaging in short sales of Company securities (i.e., sales of Company securities that the seller does not own), including a “sale against the box” (i.e., a sale with delayed delivery); and
•
Engaging in speculative trading, including transactions in publicly traded options of the Company, such as puts, calls, warrants, and other derivative securities, on an exchange or in any other organized market.

We have also implemented additional governance measures, including a clawback policy and stock ownership guidelines in our compensation program beginning in 2021.
Clawback Policy
Effective March 4, 2021, any incentive-based compensation awarded after this date to Executive Officers and other covered employees will be subject to a clawback policy.  Incentive-based compensation means any cash or equity award which is earned based on the achievement of financial measures.  The Committee will have the authority to recoup any award in which a financial restatement would have resulted in a lesser award paid out or if an Executive Officer or covered employee committed a significant legal or compliance violation in connection with employment.
Stock Ownership Guidelines
The CEO and CFO will now be subject to a stock ownership guideline effective March 2021.  Within three years (i.e. by March 2024), the CEO must hold two-times base salary and the CFO must hold one-time base salary in TransAct stock.  We believe the implementation of a stock ownership guideline further aligns our leadership team with our stockholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting.
COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE

Thomas R. Schwarz, Chair
John M. Dillon Emanuel P. N. Hilario
Haydee Ortiz Olinger

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by each of the NEOs in 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Option Awards (2)($)	Stock Awards (3)($)	Non-Equity Incentive Plan Compensation(4)($)	All Other Compensation ($)		Total ($)
Bart C. Shuldman (1)	2020	506,779	384,895	238,140	635,138	45,164	(5)	1,810,116
Chairman and Chief Executive Officer	2019	515,000	316,652	237,948	309,000	44,042		1,422,642

Steven A. DeMartino	2020	336,896	160,385	84,280	260,015	24,760	(6)	866,336
President, Chief Financial Officer, Treasurer and Secretary	2019	342,360	111,671	84,372	136,944	24,281		699,628

Andrew J. Hoffman	2020	235,997	35,375	-	74,106	21,151	(7)	366,629
Senior Vice President, Operations	2019	238,214	15,050	-	57,558	20,805		331,627

_______
(1)	Mr. Shuldman is a director of the Company, but does not receive any separate compensation for such service.

(2)
Amounts reflect the grant date fair value of stock options, calculated in accordance with FASB ASC Topic 718.  The option awards were granted under the Company’s 2014 Equity Incentive Plan, as amended and restated.  For information on the valuation assumptions with respect to these awards, refer to the notes of the Company’s financial statements in the Form 10-K for each of the years ended December 31, 2019 and 2020, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2020 Fiscal Year-End” table for a description of option awards.  There were no forfeitures of stock option awards by the NEOs during 2020.

(3)
Amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718.  These awards were granted under the Company’s 2014 Equity Incentive Plan, as amended and restated.  For information on the valuation assumptions with respect to the RSUs reported in this column, refer to the notes of the Company’s financial statements in the Form 10-K for each of the years ended December 31, 2019 and 2020, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2020 Fiscal Year-End” table for a description of equity compensation awards.  There were no forfeitures of stock awards by the NEOs during 2020.

(4)
Amounts represent incentive cash bonuses earned under the Company’s annual incentive cash bonus program for Mr. Shuldman, Mr. DeMartino and Mr. Hoffman and long-term cash incentive program for Mr. Shuldman and Mr. DeMartino.

(5)
For Mr. Shuldman, the 2020 amount consists of an automobile allowance of $19,939, Company contributions under the Company’s 401(k) Plan of $8,550, life insurance and disability insurance premiums of $11,425 and tax return preparation fees of $5,250.

(6)
For Mr. DeMartino, the 2020 amounts consist of automobile allowances of $12,462, Company contributions under the Company’s 401(k) Plan of $8,550, and life insurance and disability insurance premiums of $3,748.

(7)
For Mr. Hoffman, the 2020 amounts consist of an automobile allowance of $6,231, Company contributions under the Company’s 401(k) Plan of $8,550, and life insurance and disability insurance premiums of $6,370.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table shows outstanding equity awards for the NEOs as of December 31, 2020:

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number Units of Stock That Have Not Vested(#)	Market Value of Units of Stock That Have Not Vested($)(2)
Bart C. Shuldman						-
3/7/2011	17,500	-	9.89	3/7/2021	-	-
3/5/2012	22,500	-	6.70	3/5/2022	-	-
3/1/2013	22,500	-	7.89	3/1/2023	-	-
2/27/2014	50,000	-	11.61	2/27/2024	-	-
2/26/2015	50,000	-	6.76	2/26/2025	-	-
2/25/2016	98,200	-	7.17	2/25/2026	-	-
5/22/2017	61,575	20,525	8.30	5/22/2027	4,050	28,755
3/1/2018	38,200	38,200	13.65	3/1/2028	4,700	33,370
2/27/2019	26,300	78,900	10.34	2/27/2029	18,825	133,658
2/27/2020	-	76,300	9.80	2/27/2030	24,300	172,530
4/30/2020	-	35,000	4.25	4/30/2030	-	-

Steven A. DeMartino
3/7/2011	17,500	-	9.89	3/7/2021	-	-
3/5/2012	20,000	-	6.70	3/5/2022	-	-
3/1/2013	20,000	-	7.89	3/1/2023	-	-
2/27/2014	15,000	-	11.61	2/27/2024	-	-
2/26/2015	40,000	-	6.76	2/26/2025	-	-
2/25/2016	30,700	-	7.17	2/25/2026	-	-
5/22/2017	19,275	6,425	8.30	5/22/2027	1,275	9,053
3/1/2018	18,200	18,200	13.65	3/1/2028	1,500	10,650
2/27/2019	9,275	27,825	10.34	2/27/2029	6,675	47,393
2/27/2020	-	26,900	9.80	2/27/2030	8,600	61,060
4/30/2020	-	25,000	4.25	4/30/2030	-	-

Andrew J. Hoffman
3/7/2011	5,000	-	9.89	3/7/2021	-	-
2/27/2014	7,500	-	11.61	2/27/2024	-	-
2/26/2015	5,000	-	6.76	2/26/2025	-	-
2/25/2016	3,750	-	7.17	2/25/2026	-	-
5/22/2017	3,750	1,250	8.30	5/22/2027	-	-
3/1/2018	2,500	2,500	13.65	3/1/2028	-	-
2/27/2019	1,250	3,750	10.34	2/27/2029	-	-
2/27/2020	-	5,000	9.80	2/27/2030	-	-
4/30/2020	-	7,500	4.25	4/30/2030	-	-
(1)						The vesting schedule of the option awards reflected in the table are as follows:
Grant Dates					Vesting Schedule
3/7/2011, 3/5/2012, 3/1/2013, 2/27/2014, 2/26/2015, 2/25/2016, 5/22/2017, 3/1/2018, 2/27/2019, 2/27/2020, 4/30/2020 (*)					25% per year for four years

(*)	Of the 50,000 stock options granted to Mr. Shuldman on each of 2/27/2014 and 2/26/2015, 25,000 stock options vest 25% per year over four years and 25,000 stock options vest 100% after five years.

(2)
The market value of RSUs is calculated by multiplying the number of unvested units by the closing price of $7.10 per share of our common stock on December 31, 2020, which was the last trading day of the year.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The Company is a party to certain agreements and maintains certain plans that may require payments be made, and/or benefits to be provided, to the NEOs: in the event that (i) a NEO’s employment is terminated other than for Cause, as defined below (a “Termination Event”), (ii) a Change in Control (as defined by the applicable agreement or plan) occurs (a “Change in Control Event”) or (iii) a Termination Event occurs or a NEO resigns for certain specified reasons within one year following a Change in Control Event (a “Change in Control and Termination Event”).  The payments and benefits that each NEO may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the NEO’s employment agreement or severance agreement, the Company’s 2005 Equity Incentive Plan and the 2014 Equity Incentive Plan, as amended and restated, as applicable.  None of the agreements for our NEOs include a gross up for any taxes as a result of golden parachute payments.  Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such NEO assuming that a triggering event occurred on December 31, 2020, the last day of our most recent fiscal year.
Employment and Severance Agreements

Definitions.  The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the NEO that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board—or in the case of the NEOs other than Mr. Shuldman, the Board or the Company’s CEO; or (iii) death or disability.  A Change in Control Event is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of the board of directors of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the Board of the Company such that, after an election, a majority of the directors in office are not directors that were nominated by two-thirds of the Board prior to the election or (iii) a complete liquidation of the Company.
Effect of a Termination Event or a Change in Control and Termination Event.  Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, as amended, if a Termination Event (other than an Change in Control and Termination Event) were to occur, Mr. Shuldman would be entitled to continue to receive for two years following his termination: (i) his annual base salary, (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) and (iii) a pro rata portion of his annual target bonus for the year of termination.
If a Change in Control Event were to occur and the employment of Mr. Shuldman were terminated other than for Cause, or if he resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company’s facilities, within one year following a Change in Control Event, Mr. Shuldman would be entitled to receive for three years after his termination (i) his annual base salary, (ii) annual target bonus and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning).  In addition, all stock options and other awards granted to Mr. Shuldman under the Company’s equity plans would immediately vest and any outstanding PSAs and LTCI would vest at 100% of target.
Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, as amended, if a Termination Event (other than an Change in Control and Termination Event) were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination (i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance.) If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company’s facilities, within one year following a Change in Control Event, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance).  In addition, all stock options and other awards granted to Mr. DeMartino would immediately vest and any outstanding PSAs and LTCI would vest at 100% of target.
Under the terms of a Severance Agreement with Andrew J. Hoffman, dated November 18, 2005, as amended, if a Termination Event (other than a Change in Control and Termination Event) were to occur, Mr. Hoffman would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his or her annual base salary, (ii) a pro rata portion of his or her annual target bonus for the year of termination, and (iii) group medical and dental benefits.  If a Change in Control Event were to occur, and Mr. Hoffman’s employment is terminated other than for Cause within one year following the Change in Control Event, Mr. Hoffman would be entitled to continue to receive, for a period of one year from the date of termination, his (i) base salary, (ii) annual target bonus and (iii) group medical and dental benefits.  In addition, all stock options and other awards granted to Mr. Hoffman would immediately vest.

Equity Plans

2005 Equity Incentive and 2014 Equity Incentive Plans.  The terms of the Company’s 2005 Equity Incentive Plan and 2014 Equity Incentive Plan, as amended and restated, provide that all awards issued under the applicable plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, exchange or other disposition of all or substantially all of the Company’s assets, or (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties.  Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation Committee. In the event of a dissolution or liquidation of the Company, prior to such transaction, (i) under the 2005 Equity Incentive Plan, any award requiring exercise will become fully exercisable and the delivery of shares remaining deliverable under any outstanding RSUs, PSUs or other stock unit awards will be accelerated and (ii) under the 2014 Equity Incentive Plan, the plan administrator may, but is not required to, accelerate and make exercisable any award requiring exercise and/or accelerate the delivery of shares remaining deliverable under any outstanding RSUs, PSUs or other stock unit awards.
Payments upon a Change In Control Event

The following table summarizes acceleration of awards that would have occurred if a Change in Control Event had occurred on December 31, 2020 that triggered acceleration of all of the equity awards outstanding to each NEO under the 2005 Equity Incentive Plan and 2014 Equity Incentive Plan, as amended and restated, that accelerate either by their terms or the terms of the applicable plan:
Name	Stock Awards (1)	Option Awards (2)	Total
Bart C. Shuldman	$368,313	$125,750	$494,063
Steven A. DeMartino	128,155	92,850	221,005
Andrew J. Hoffman	-	23,075	23,075
________
(1)
Accelerated RSUs were valued using the closing price of $7.10 per share of our common stock on December 31, 2020, which was the last trading day of the year.  Upon a Change in Control Event, performance-based awards vest at target.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $7.10 per share of our common stock on December 31, 2020, which was the last trading day of the year.

Payment upon a Termination Event

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2020, the last day of the Company’s fiscal year.
Name	Base Salary	Pro Rata Portion of Annual Target Bonus	Long Term Cash Incentive	Benefits (1)	Stock Options	Stock Awards	Total
Bart C. Shuldman	$1,060,900	$397,838	$237,300	$129,015	-	-	$1,825,053
Steven A. DeMartino	352,631	176,316	83,700	44,103	-	-	656,750
Andrew J. Hoffman	123,510	37,053	-	6,060	-	-	166,623
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

Payment upon a Change In Control And Termination Event

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2020, the last day of the Company’s fiscal year.
Name	Base Salary	Annual Target Bonus	Long Term Cash Incentive	Benefits (1)	Stock Options(2)	Stock Awards(3)	Total
Bart C. Shuldman	$1,591,350	$1,193,513	$237,300	$193,522	125,750	368,313	$3,709,748
Steven A. DeMartino	705,262	352,631	83,700	88,207	92,850	128,155	1,450,805
Andrew J. Hoffman	247,020	74,106	-	12,121	23,075	-	356,322
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $7.10 per share of our common stock on December 31, 2020, which was the last trading day of the year.

(3)	Accelerated RSUs were valued using the closing price of $7.10 per share of our common stock on December 31, 2020, which was the last trading day of the year.

Non-Competition Provisions That Apply to a Termination Event or Change in Control Event

Pursuant to Mr. Shuldman’s Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the Employment Agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products.  Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company’s customers to direct their business elsewhere.  The other NEOs have similar provisions in their respective Severance Agreements, except that such non-competition provisions apply for six months following the occurrence of a Termination Event and for one year following the occurrence of a Change in Control Event and they are not contingent upon the payment of the severance benefits described in each agreement by the Company to the NEO.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2020

Name (2)	Fees Earned Or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
John M. Dillon	$37,000	$45,080	$82,080
Randall S. Friedman (3)	5,044	11,634	16,678
Emanuel P.N. Hilario	37,000	45,080	82,080
Haydee Ortiz Olinger	37,000	45,080	82,080
Thomas R. Schwarz	37,000	45,080	82,080

(1)
On February 27, 2020, Mr. Dillon, Mr. Hilario, Ms. Olinger and Mr. Schwarz were each awarded 4,600 RSUs granted under the Company’s 2014 Equity Incentive Plan, as amended and restated, all of which were unvested as of December 31, 2020.  On December 1, 2020, subsequent to being appointed to the Board, Mr. Friedman was awarded 1,400 RSUs granted under the Company’s 2014 Equity Incentive Plan, as amended and restated, which were unvested as of December 31, 2020.  The RSUs vest at the rate of 25% per year beginning on the first anniversary of the date of grant.  The amounts shown represent the grant date fair value of the RSUs granted in 2020 calculated in accordance with Compensation – Stock Compensation Topic of FASB ASC 780.

(2)
Mr. Shuldman, our CEO, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director.  The compensation received by Mr. Shuldman as an employee is shown in the Summary Compensation Table.

(3)	Mr. Friedman was appointed to the Board on November 10, 2020.

For 2020, each non-employee director of the Company, with the exception of Mr. Friedman, received a retainer of $10,000 in the first quarter of 2020 as compensation for services rendered.  The retainer was reduced by 10% to $9,000 for the remaining three quarters of 2020 as part of cost saving measures in response to the negative financial impact of the COVID-19 pandemic.  Mr. Friedman, who was appointed as a non-employee director in November 2020, received a pro-rata share of the retainer fee based on the time he served as non-employee director during 2020.  Directors are also reimbursed for reasonable expenses incurred in attending meetings.  The Company does not separately compensate directors for service on any committee of the Board.
Each non-employee director receives total equity compensation of approximately $45,000 awarded through RSUs that will convert to common stock on a one-to-one basis and vest 25% per year over four years.  The Compensation Committee believes that the equity component of the Board’s compensation aligns the Board with the Company’s stockholders and long-term performance growth, and is comparable to the compensation of directors of other similar sized public companies.  The number of RSUs awarded is calculated based on the closing share price on the day of grant.  In 2020, each non-employee director received a grant of 4,600 RSUs, pursuant to the terms of the Company’s 2014 Equity Incentive Plan, as amended and restated, other than Mr. Friedman, who received 1,400 RSUs after he became a non-employee director during 2020.  The RSU awards vest at the rate of 25% per year beginning on the first anniversary of the date of grant.
STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with applicable rules promulgated by the SEC and the Company’s By-Laws.  Proposals that are eligible under applicable SEC rules to be included in next year’s proxy materials must be received by the Secretary of the Company at the principal executive offices of the Company on or before December 13, 2021.  Under the Company’s By-Laws, other business proposals that a stockholder wishes to have considered at the 2022 Annual Meeting of Stockholders, but which are not included in the Company’s proxy materials (with such proposals being referred to as “floor proposals”), may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of the Company no later than February 11, 2022 and not earlier than January 12, 2022.  Such notice must contain the information required in the Company’s By-laws.
All stockholder proposals and notices of nomination (described below) should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  A proxy granted by a stockholder will give discretionary authority to the proxies named therein to vote on any floor proposals if properly brought before the meeting and subject to applicable SEC rules.

PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS
Stockholders may nominate candidates for election to the Board if the proper nomination procedures specified in the Company’s By-Laws are followed.  Under the Company’s By-Laws, all nominations for director to be included in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders made by stockholders entitled to vote thereat must be set forth in a notice that contains the information required by the By-Laws, and such notice of nomination must be received by the Secretary of the Company no later than February 11, 2022 and not earlier than January 12, 2022.  Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board made by the Company at least 10 days before the last day an eligible stockholder may deliver a notice of nomination in accordance with the preceding sentence, such notice of nomination will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Company at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.  In no event will an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for stockholders to deliver a notice of nomination.
POLICY REGARDING STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The process for stockholders to communicate with the Board, or with any Committee or director(s), is set forth in the Policy Regarding Security Holder Communications with the Board of Directors.  This policy is available on the Company’s website under the “Corporate Governance” tab on the “Investor Relations” page at www.transact-tech.com/corporate-governance.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

TRANSACT TECHNOLOGIES INCORPORATED
Annual Meeting of Stockholders
May 25, 2021 at 10:00 AM Eastern Time
This Proxy is solicited by the Board of Directors

The undersigned stockholder of TransAct Technologies Incorporated (the “Company”) does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, as his, her or its true and lawful attorney and proxy with full power of substitution, for and in the undersigned’s name, place and stead to attend and vote all of the shares of Common Stock of the Company standing in the name of the undersigned and entitled to vote, at the Annual Meeting of its stockholders to be held virtually on May 25, 2021 at 10:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/TACT2021, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER.  IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL VOTE IN ACCORANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH BELOW.

•	FOR PROPOSAL 1, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF BOTH JOHN M. DILLON AND RANDALL S. FRIEDMAN.
•	FOR PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
•	FOR PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
THE BOARD MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 4, THE NON-BINDING, ADVISORY PROPOSAL REGARDING WHETHER TO RECOMMEND THAT THE BOARD INITIATE ACTION TO DECLASSIFY THE BOARD.  ACCORDINGLY, IF YOU RETURN A SIGNED AND DATED PROXY CARD BUT DO NOT SPECIFY YOUR VOTING INSTRUCTIONS WITH RESPECT TO PROPOSAL 4, THE APPOINTED PROXIES WILL ABSTAIN FROM VOTING YOUR SHARES ON PROPOSAL 4.

THE PROXIES (AND THEIR SUBSTITUTES) ARE AUTHORIZED, ACTIVING INDIVIDUALLY, TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS (INCLUDING THE ELECTION OF SUBSTITUTE NOMINEES IF ONE OF THE NOMINEES LISTED ON THIS PROXY BECOMES UNABLE TO SERVE) AS MAY PROPERLY COME BEFORE THE MEETING.  PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD BACK IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

We encourage you to retain the 16-digit control number printed on this proxy card even if you submit your proxy over the Internet, by telephone or by mail prior to the Annual Meeting.  You will need your control number in order to ask questions or vote during the virtual meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TRANSACT TECHNOLOGIES INCORPORATED ONE HAMDEN CENTER 2319 WHITNEY AVENUE, SUITE 3B HAMDEN, CT 06518
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/TACT2021

You may attend the meeting via the Internet and vote during the meeting.  Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS	For	Withhold
Nominee
	John M. Dillon	□	☐

	Randall S. Friedman	□	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain
2. 3.	RATIFICATION OF THE SELECTION OF MARCUM LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021. APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.			□ □	□ □	□ □
The Board of Directors makes no recommendation with respect to proposal 4.				For	Against	Abstain
4.	ADVISORY PROPOSAL REGARDING WHETHER TO AMEND THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY.			□	□	□
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date